AGREEMENT OF PURCHASE AND SALE OF STOCK

     This AGREEMENT OF PURCHASE AND SALE OF STOCK, dated as of April 1, 1998 (the "Agreement"), is made and entered into by and among ONSITE ENERGY CORPORATION, a Delaware corporation ("Onsite") and Russell William Royal ("Royal") and Keith Aldrich ("Aldrich"), the sole shareholders of LIGHTING TECHNOLOGY SERVICES, INC., a California corporation ("LTS"). Royal and Aldrich, together, shall be referred to as the "LTS Shareholders."

                              WITNESSETH

     WHEREAS, the Board of Directors of Onsite has approved and deems it advisable and in the best interest of its stockholders to effect the acquisition of LTS by Onsite through a stock purchase under the terms and subject to the conditions set forth herein; and

     WHEREAS, the LTS Shareholders own an aggregate of 40,000 shares of Series 1 (Voting) Common Stock (the "LTS Shares"), representing all of the outstanding capital stock of LTS.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

I.   PURCHASE AND SALE OF THE LTS SHARES

     1.1  SALE  AND  TRANSFER  OF  LTS  SHARES.   Subject  to the terms and
conditions set forth in this Agreement, the LTS Shareholders will transfer and convey the LTS Shares to Onsite, and Onsite will acquire the LTS Shares from the LTS Shareholders, on the Closing Date (as defined in Section 1.5 below).

     1.2 INITIAL  CONSIDERATION.   As  initial  consideration  for  the LTS
Shares, upon the Closing of this Agreement, Onsite shall issue to the LTS Shareholders a total of 690,000 shares of Onsite's Class A Common Stock, $.001 par value (the "Onsite Shares"), pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") under Section 4(2) of the Securities Act and Rule 505 of Regulation D thereunder, and $500,000 in cash (the "Cash Consideration").

     1.3 EARN-OUT PAYMENT. Unless otherwise agreed to by the parties as a result of the audit of the financial statements of LTS to be conducted pursuant to Section 4.5(g) hereof, as additional consideration for the LTS Shares, if the Net Income of LTS, as defined below, for the period from April 1, 1998 to March 31, 1999, exceeds $278,414, Onsite shall either, in its sole discretion,(a) pay to the LTS Shareholders, in equal proportion, a cash amount equal to the Income Eligible for Earn-Out (as defined below), less $278,414, multiplied by five (5) (the "Cash Amount"), or (b) issue to the LTS Shareholders, in equal proportion, an aggregate number of shares of Onsite


<PAGE2>


Class A Common Stock, $.001 par value, equal to the Cash Amount divided by the average closing price of Onsite's Class A Common Stock for the twenty (20) business days preceding March 31, 1999 (the "Earn-Out Shares").

           (a) "Net Income" is defined as total operating revenues earned less all operating expenses, including salaries and other compensation, and excluding income taxes, interest paid to Onsite, Special Legal Expenses (as defined in Section 1.3(h) below) and any charges for Onsite's administrative costs on behalf of LTS (including the agreed charge of $1,750 per month), unless otherwise agreed by the LTS Shareholders and Onsite, all in accordance with GAAP, applied consistently with the audit to be conducted pursuant to
Section 4.5(g) hereof, and subject to the approval of auditors of Onsite. The parties agree, however, that with respect to any warranty and/or bad debt reserves applied to LTS's net revenues by Onsite's auditors, the LTS Shareholders may receive additional Earn-Out Shares (or Cash Amount) as follows:

                (i) Bad Debt Reserve. Following the 12-month period ending March 31, 2000, the parties shall review the collection of any bad debts for which reserves had been created that reduced the Net Income of LTS for the 12-month period ending March 31, 1999. If any such debt was actually collected, the LTS Shareholders shall be entitled to the additional Earn-Out Payment (subject to adjustment for any stock split, stock dividend, reverse stock split or similar transaction after March 31, 1999) that would have been paid if the bad debt reserve had not included that collected debt, which shall be paid no later than June 15, 2000.

                (ii) Warranty Reserve. For any warranty reserve that reduced the Net Income of LTS for the 12-month period ending March 31, 1999, the parties shall review the actual expenses associated with warranty services during each subsequent year for the duration of each warranty covered by such reserve. If any such warranty expenses prove to be less than the amount reserved for that warranty, the LTS Shareholders shall be entitled to the additional Earn-Out Payment (subject to adjustment for any stock split, stock dividend, reverse stock split or similar transaction after March 31, 1999) that would have been paid if the warranty reserve had only reflected such actual warranty expenses, which shall be paid no later than 75 days after the end of each such year.

           (b) "Income Eligible for Earn-Out" is defined as the Net Income of LTS (as defined above), less any Gross Profit Margin attributed to "Onsite-initiated Projects," as defined below, in excess of $460,000.

           (c) "Gross Profit Margin" is defined as gross revenues less all direct material, direct labor, direct sales tax and direct miscellaneous expenses, unless otherwise agreed by the LTS Shareholders and Onsite.

           (d) "Onsite-initiated Project" is defined as any project for which Onsite has initially identified the customer and has taken primary responsibility in securing an executed contract with the customer. Exhibit A sets forth the present Onsite-initiated Projects, and is subject to periodic updates by the parties.



<PAGE3>


           (e) Notwithstanding the calculation above, the maximum number of Earn-Out Shares which may be issued is 3,310,000, subject to adjustment for any stock split, stock dividend, reverse stock split or similar transaction. Similarly, the maximum Cash Amount shall not exceed the average closing price of Onsite's Class A Common Stock for the twenty (20) business days preceding March 31, 1999 multiplied by 3,310,000 (subject to similar adjustments).

           (f) The payment of the Cash Amount or issuance of the Earn-Out Shares pursuant to this Section 1.3 is a one-time incentive based on the income and revenues of LTS for the period from April 1, 1998 to March 31, 1999 only.

           (g) The payment of the Cash Amount or issuance of the Earn-Out Shares, if any, shall be completed within 30 days of the completion of a review or audit by Onsite's auditors, but not later than June 15, 1999.

           (h) "Special Legal Expenses" is defined as any liabilities, costs and expenses (including attorneys' fees) incurred by LTS after March 31, 1998 as a result of or relating to the litigation referred to in Section 2.10 of the Disclosure Schedule or in connection with the negotiation, review and preparation of this Agreement and the exhibits hereto. Although the Special Legal Expenses will not be deducted to determine Net Income, the LTS
Shareholders will be responsible to reimburse LTS for any Special Legal Expenses paid by LTS as follows. With respect to any such Special Legal Expenses paid by LTS before the earlier of June 15, 1999 or the date the Cash Amount is paid or the Earn-Out Shares are issued (the "Payment Date"), the total amount of such Special Legal Expenses paid by LTS (without interest thereon) shall be deducted from the amount of the Cash Amount that would otherwise apply for purposes of this Section 1.3. If the amount of the Cash Amount is less than the total amount of such Special Legal Expenses, each LTS Shareholder will pay to LTS on the Payment Date an amount equal to one-half ( 1/2 ) of the shortfall, by a cash payment and/or by surrendering shares of Onsite Class A Common Stock valued at their average closing price for the twenty (20) business days preceding that date. With respect to any Special Legal Expenses paid by LTS after the Payment Date, each LTS Shareholder agrees to reimburse LTS on demand for one-half ( 1/2 ) of the total amounts paid, provided that LTS shall not agree to make any such payment without the written consents of the LTS Shareholders, which consents shall not be unreasonably refused. On the Payment Date, each LTS Shareholder shall grant to LTS, as collateral security for such LTS Shareholder's obligations under the preceding sentence, a security interest in a number of shares of Onsite Class A Common Stock equal to one half ( 1/2 ) of: (a) the dollar amount of any reserve then contained on Onsite's balance sheet with respect to any litigation referred to in Section 2.10, (b) divided by the average closing price of the Onsite Class A Common Stock for the twenty (20) business days preceding that date. Quarterly thereafter (on the same date of each successive third calendar month), the number of shares subject to such security interest shall be increased or decreased, as appropriate, to equal one-half ( 1/2 ) of: (c) the dollar amount of any reserve then contained on Onsite's balance sheet with respect to any litigation referred to in Section 2.10, (d) divided by the average closing price of the Onsite Class A Common Stock for the twenty (20) business days


<PAGE4>


preceding that date. The LTS Shareholders agree to sign any financing statements or other documentation reasonably requested by Onsite to evidence or perfect such security interests.

     1.4 CONDITIONS PRECEDENT TO CLOSING. All obligations of the parties under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of all conditions herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Section 1.6, and fulfillment, prior to the Closing Date, of each of the following conditions:

           (a) Onsite shall have received the first draw due to it under the Performance Based Energy Savings Agreement with Unified School District #500 of Wyandotte County, Kansas executed on March 31, 1998.

           (b) LTS and Energy Pacific shall have executed an agreement (with a value of approximately $2,582,000) for the implementation by LTS of, or for the performance of work by LTS on, an energy efficiency savings project for the Santa Ana Unified School District.

     1.5 CLOSING. The closing of the stock purchase and sale contemplated by this Agreement (the "Closing") shall take place at 3:00 p.m., California time, on June 3, 1998 (the "Closing Date"), simultaneously at the offices of Bartel Eng Linn & Schroder, 300 Capitol Mall, Suite 1100, Sacramento, California, Onsite Energy Corporation, 701 Palomar Airport Road, Suite 200, Carlsbad, California, and Clay, Clayton & Jensen, 610 Newport Center Drive, Suite 700, Newport Beach, California, unless another date or place is agreed to in writing by the parties hereto.

     1.6   DELIVERIES. The following  deliveries  shall  be made on the Closing
Date:

           (a) DELIVERIES BY ONSITE TO ROYAL: Onsite shall deliver to Royal the following:

                (i) Instructions to Onsite's transfer agent to issue stock certificates representing 345,000 Onsite Shares as set forth in Section 1.2;

                (ii) $250,000 as set forth in Section 1.2 in immediately available funds by wire transfer in accordance with written instructions from Royal or by certified or cashier's check or checks, payable to the order of Royal, or by any other method acceptable to Royal and Onsite;

                (iii) a certificate, executed by Onsite, certifying that all of the representations and warranties set forth in Article III are true and correct in all material respects, as of the Closing Date, and that all of the conditions of this Agreement applicable to the Closing Date have been satisfied or waived.

           (b) DELIVERIES BY ONSITE TO ALDRICH: Onsite shall deliver to Aldrich the following:



<PAGE5>


                (i) Instructions to Onsite's transfer agent to issue stock certificates representing 345,000 Onsite Shares as set forth in Section 1.2;

                (ii) $250,000 as set forth in Section 1.2 in immediately available funds by wire transfer in accordance with written instructions from Aldrich or by certified or cashier's check or checks, payable to the order of Aldrich, or by any other method acceptable to Aldrich and Onsite;

                (iii) a certificate, executed by Onsite, certifying that all of the representations and warranties set forth in Article III are true and correct in all material respects, as of the Closing Date, and that all of the conditions of this Agreement applicable to the Closing Date have been satisfied or waived.

           (c)  DELIVERIES  BY  ROYAL  TO  ONSITE:   On the Closing Date, Royal
shall deliver to Onsite the following:

                (i)   the   stock   certificates   for   20,000   LTS   Shares,
representing all of his equity interest in LTS;

                (ii) a certificate, executed by Royal, certifying that all of the representations and warranties set forth in Article II are true and correct in all material respects, as of the Closing Date, and that all of the conditions of this Agreement applicable to the Closing Date have been satisfied or waived.

                (iii) a copy of the executed Energy Pacific agreement required by Section 1.4(b) above.

           (d) DELIVERIES BY ALDRICH TO ONSITE: On the Closing Date, Aldrich shall deliver to Onsite the following:

                (i)   the   stock   certificates   for   20,000   LTS   Shares,
representing all of his equity interest in LTS;

                (ii) a certificate, executed by Aldrich, certifying that all of the representations and warranties set forth in Article II are true and correct in all material respects, as of the Closing Date, and that all of the conditions of this Agreement applicable to the Closing Date have been satisfied or waived.

II.  REPRESENTATIONS AND WARRANTIES OF THE LTS SHAREHOLDERS

     Except as otherwise provided, as of the date hereof, the LTS Shareholders represent and warrant to Onsite as follows:

     2.1 FULL KNOWLEDGE OF LTS BUSINESS. As the sole shareholders, officers and directors of LTS, the LTS Shareholders are competent to make representations and warranties concerning the corporate organization, capitalization, authorization, financial affairs and other representations that follow with respect to LTS.



<PAGE6>


     2.2   ORGANIZATION OF LTS.

           (a) LTS is a corporation duly organized, validly existing, duly qualified or licensed to do business and in good standing under the laws of California and in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on LTS. LTS has no active or inactive subsidiaries.

           (b) As used in this Agreement, any reference to any event, change, or effect having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change, or effect, individually or in the aggregate with such other events, changes, or effects, which is materially adverse to the financial condition, businesses, results of operations, assets, liabilities, or properties of such entity (or, if used with respect thereto, of such group of entities taken as a whole).

     2.3   CAPITALIZATION OF LTS.

           (a) The authorized capital stock of LTS consists of 40,000 shares of LTS Series 1 (Voting) Common Stock and 20,000 shares of Series 2 (Non-Voting) Common Stock. As of the date hereof, (i) 40,000 shares of LTS Series 1 (Voting) Common Stock were issued and outstanding, (ii) no shares of LTS Series 2 (Non-Voting) Common Stock were issued and outstanding and (iii) no shares of LTS Common Stock were reserved for issuance pursuant to employee benefit plans of LTS. All of the issued and outstanding shares of LTS Common Stock are validly issued, fully paid, and nonassessable.

           (b) Except as disclosed in this Section 2.3, (i) there is no outstanding right, subscription, warrant, call, option, or other agreement or arrangement of any kind (collectively, "Rights") to purchase or otherwise to receive from LTS any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of LTS, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which LTS or any of its shareholders is a party or is bound with respect to the voting of the capital stock of LTS.

     2.4 TITLE TO SHARES. The LTS Shareholders are the owners, beneficially and of record, of all of the LTS Shares, which constitute all of the outstanding shares of LTS, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. The LTS Shareholders have full power to transfer the LTS Shares to Onsite without obtaining the consent or approval of any other person, except spousal consent under California community property laws, or governmental authority.



<PAGE7>



     2.5 CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; LTS ACTION. LTS has full corporate power and authority to execute and deliver any agreements relating to subject matter hereof (the "Ancillary Agreements") to which it is a party.

     2.6 FINANCIAL STATEMENTS. The LTS Shareholders have heretofore made available to Onsite true and complete copies of all consolidated financial statements prepared by or on behalf of LTS from January 1, 1996, to December 31, 1997. Such consolidated financial statements (collectively, the "LTS Financial Statements") have been prepared from, and are in accordance with, the books and records of LTS, and, in all material respects, comply with applicable accounting requirements, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations and cash flows of LTS, as of the dates thereof or for the periods presented therein. Although the LTS Shareholders believe the disclosures in such financial statements are accurate in all material respects, the financial statements have only been "reviewed," not "audited" by an outside Certified Public Accountant and certain year-end adjustments, information and disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. LTS maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability of assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     2.7   ABSENCE  OF  CERTAIN  CHANGES.   Except to the extent  disclosed  in
Section 2.7 of the Disclosure Schedule, attached to this Agreement as Exhibit B1, since January 1, 1998, LTS has conducted its businesses and operations consistent with past practice only in the ordinary and usual course and from January 1, 1998 through the date of this Agreement, there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent, or otherwise) having, or which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on LTS; (ii) any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock, or property) with respect to the equity interests of LTS; or (iii) any change by LTS in accounting principles or methods, except insofar as may be required by a change in GAAP.

     2.8 NO UNDISCLOSED LIABILITIES. Except (a) as reflected on LTS's balance sheet for the fiscal year ending December 31, 1997, (b) to the extent disclosed in Section 2.8 of the Disclosure Schedule, and (c) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice and not in excess of $100,000 in the aggregate since January 1, 1998, LTS has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be


<PAGE8>


reasonably likely to have, a material adverse effect on LTS or would be required to be reflected or reserved against on a consolidated balance sheet of LTS (including the notes thereto) prepared in accordance with GAAP as applied in preparing the balance sheet of LTS as of December 31, 1997.

     2.9   EMPLOYEE BENEFIT PLANS; ERISA.

           (a) Section 2.9 of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance, or termination pay, hospitalization, or other medical, life, or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained, or contributed to or required to be contributed to by LTS or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with LTS would be deemed a "single employer" within the meaning of Section 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or terminated employee of LTS or any ERISA Affiliate (the "Plans").

           (b) With respect to each Plan, LTS has heretofore delivered to Onsite true and complete copies of each of the following documents: (i) a copy thereof; (ii) a copy of the most recent annual report; (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto; (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

           (c) LTS has not maintained, sponsored, or contributed to any plan subject to Title IV of ERISA within the past six years.

           (d) There are no pending, threatened, or, to the knowledge of the LTS Shareholders, anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     2.10 LITIGATION; COMPLIANCE WITH LAW. Except to the extent disclosed in Sections 2.10 and 2.12 of the Disclosure Schedule:

           (a) There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the LTS Shareholders, threatened against or affecting, LTS; and

           (b)  LTS  has  complied  in  a timely manner  and  in  all  material respects with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs, and injunctions, of any court or governmental entity relating to any of the property owned, leased, or used by it, or applicable to its business, including, but not limited to, equal



<PAGE9>


employment   opportunity,   discrimination,  occupational  safety  and  health,
environmental, interstate commerce, and antitrust laws.

     2.11 NO DEFAULT. The business of LTS is not being conducted in default or in violation of any term, condition, or provision of (i) its respective Articles of Incorporation or Bylaws or similar organizational documents, (ii) any LTS Agreement or (iii) any federal, state, local, or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit, or license or other governmental authorization or approval applicable to LTS, excluding from the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a material adverse effect on LTS, or materially impair the ability of the LTS Shareholders to sell the LTS Shares.

     2.12  TAXES.

           (a)  Except as set forth in Section 2.12 of the Disclosure Schedule:

                (i) LTS has (x) duly filed (or there has been filed on its behalf) with the appropriate federal, state, local, and foreign Governmental Entitles all Tax Returns (as hereinafter defined) required to be filed by it on or prior to the date hereof, and such Tax Returns are true, correct, and complete in all material respects, and (y) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending on or before the Closing Date;

                (ii) LTS has made provision for all Taxes payable (x) for any periods that end before the Closing Date for which no Tax Returns have yet been filed and (y) for all periods that begin before the Closing Date and end after the Closing Date to the extent that such Taxes are attributable to a portion of any such periods ending on the Closing Date;

                (iii) There are no liens for Taxes upon any property or assets of LTS, except for liens for Taxes not yet due;

                (iv) LTS has not made any change in accounting methods, received a ruling from any taxing authority, or signed an agreement likely to have a material adverse effect on LTS;

                (v) LTS has complied in all respects with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld and paid over to the proper federal, state, local, and foreign Governmental Entities all amounts required to be so withheld and paid over under applicable laws;



<PAGE10>


                (vi) No deficiency for any taxes has been proposed, asserted, or assessed against LTS which has not been resolved and paid in full;

                (vii) No federal, state, local, or foreign auditors or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of LTS, and LTS has not received a written notice of any pending audits or proceedings;

                (viii) The federal income Tax Returns of LTS has not been audited by the Internal Revenue Service or any state, local, or foreign Governmental Entity (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for any period through and including December 31, 1997;

                (ix) There are no outstanding requests, agreements, consents, or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against LTS, and no power of attorney granted by LTS with respect to any Taxes is currently in force;

                (x) LTS is not a party to any agreement providing for the allocation or sharing of Taxes; and

                (xi) LTS is not required to be, nor has been, included in (and has not, and will not, consent to be included in) a consolidated, combined, unitary, or affiliated Tax Return for any period under any federal, state, local, or foreign law, and LTS is not nor will be subject to liability for any taxes of any other person, including, without limitation, liability arising from the application of Section 1.1502-6 of the U.S. Treasury regulations promulgated pursuant to Section 1502 of the Code or any analogous provision of any state, local or foreign law.

           (b) "Taxes" (including, with correlative meaning, the term "Tax") shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, railroad retirement, railroad unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, real property transfer taxes, fees and charges, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be filed with or supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.



<PAGE11>


     2.13 CONTRACTS. Each LTS Agreement is valid, binding, enforceable, and in full force and effect, except where failure to be valid, binding, enforceable, and in full force and effect would not have a material adverse effect on LTS, and there are no defaults thereunder by LTS or, to the best knowledge of the LTS Shareholders, by any other party, except those defaults that would not have a material adverse effect on LTS. Section 2.13 of the Disclosure Schedule sets forth a true and complete list of all (i) non-competition agreements imposing restrictions on the ability of LTS to conduct business in any jurisdiction or territory, (ii) agreements of LTS relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $25,000, (iii) leases or subleases of real property to which LTS is a party, (iv) partnership, joint venture, or other similar agreements or arrangements to which LTS is a party, (v) material agreements to which LTS is a party providing for agency, dealer, or sales representation arrangements, (vi) agreements to which LTS is a party which contain provisions relating to "change of control" situations or similar provisions, (vii) material project or customer agreements, and (viii) agreements of LTS with or for the benefit of any affiliate of LTS.

     2.14 TITLE TO PROPERTY. Section 2.14 of the Disclosure Schedule accurately identifies all real and tangible personal property owned by LTS (the "LTS Property"). LTS has good and marketable title to LTS Property owned by it, free and clear of all liens, options, mortgages, easements, rights-of-way, or other encumbrances and restrictions of any nature whatsoever, except as described in Section 2.14 of the Disclosure Schedule and those that do not adversely affect materially the value of LTS Property.

     2.15   ENVIRONMENTAL MATTERS.

            (a) Except as set forth in Section 2.15(a) of the Disclosure Schedule and except for matters which would not, individually or in the aggregate, be reasonably expected to result in a material adverse effect on
LTS: (i) LTS is and has been in compliance with, and there are no outstanding allegations by any person or entity that LTS has not been in compliance with, all applicable laws, rules, regulations, common law, ordinances, decrees, orders, or other binding legal requirements relating to pollution (including the treatment, storage, and disposal of wastes and the remediation of releases and threatened releases of materials), the preservation of the environment, and the exposure of materials in the environment or work place ("Environmental Laws"), and (ii) LTS currently holds all permits, licenses, registrations, and other governmental authorizations (including exemptions, waivers, and the like) and financial assurance required under Environmental Laws for LTS to operate its business as currently conducted.

           (b) Except as set forth in Section 2.15(b) of the Disclosure Schedule, to the knowledge of LTS, (i) there is no friable asbestos-containing material in or on any real property currently or previously owned, leased, or operated by LTS, and (ii) there are and have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps,


<PAGE12>


landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently or previously owned, leased, or operated by LTS.

           (c) Except as set forth on Section 2.15(c) of the Disclosure Schedule, (i) LTS has not received (x) any written communication from any person stating or alleging that it may be a potentially responsible party under any Environmental Law (including, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended) with respect to any actual or alleged environmental contamination, or (y) any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged material environmental contamination; and (ii) neither LTS nor any Governmental Entity is conducting and has conducted (or, to the knowledge of the LTS Shareholders, is threatening to conduct) any environmental remediation or investigation which could result in a material liability under any Environmental Law.

     2.16 PURCHASE FOR OWN ACCOUNT. The LTS Shareholders are acquiring the Onsite Shares and Earn-Out Shares for their own accounts, for investment purposes and not for resale or with a view to any distribution, or in connection with any distribution thereof. The LTS Shareholders are able to (i) bear the economic risk of the investment in Onsite, (ii) hold the Onsite Shares and Earn-Out Shares for an indefinite period of time, and (iii) afford a complete loss of the investment.

     2.17 INVESTMENT EXPERIENCE. The LTS Shareholders have the requisite knowledge and experience in financial and business matters, including investments of this type, to be capable of evaluating the merits and risks of an investment in the Onsite Shares and Earn-Out Shares and of making an informed investment decision with respect thereto.

     2.18 RECEIPT OF INFORMATION. The LTS Shareholders have received, read carefully, considered and fully understood the Onsite SEC Documents, as that term is defined in Section 3.5 hereof, provided and have received from Onsite all of the information concerning Onsite that they consider to be material in making the investment decision, which information has been requested by the LTS Shareholders if not already furnished by Onsite. The LTS Shareholders (and/or their purchaser representatives, if any) have had full access to the books and records of Onsite and to its officers, directors and accountants for the purpose of obtaining and verifying such information and the LTS Shareholders have had an opportunity to ask questions and receive answers from the officers of Onsite regarding the terms and conditions of this transaction and Onsite's business and financial condition.

     Except as set forth in the Onsite SEC Documents provided, no representations or warranties, oral or otherwise, have been made to you, including without limitation, any representations concerning the future prospects of Onsite, by Onsite or any agent, employee or affiliate of Onsite, or any other person whether or not associated with this transaction, and in entering into this transaction the LTS Shareholders are not relying upon any information, other than that contained in the documents provided, and the results of their own independent investigation. The LTS Shareholders have


<PAGE13>


obtained sufficient information to evaluate the merits and risks of the investment and to make an informed investment decision.

     2.19 RESTRICTED SECURITIES. The LTS Shareholders understand and acknowledge that the Onsite Shares and the Earn-Out Shares they are receiving hereunder are "restricted securities" under federal and state securities laws insofar as they have not been registered under the 1933 Act or the securities laws of any other jurisdiction, that they may not be resold or transferred without compliance with the registration or qualification provisions of the 1933 Act or applicable federal and state securities laws of any state or other jurisdiction or an opinion of counsel that an exemption from such registration and qualification requirements is available. The LTS Shareholders are familiar with SEC Rule 144 as presently in effect and the resale limitations imposed thereby and by the 1933 Act.

     2.20 AGREEMENT WILL NOT CAUSE BREACH. The consummation of the transactions contemplated by this Agreement will not result in either (i) a default or event that, with notice, lapse of time or both, would be a default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which the LTS Shareholders or LTS is a party or by which any of them or the property of any of them is bound, or (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of LTS.

III. REPRESENTATIONS AND WARRANTIES OF ONSITE

     Except as otherwise provided, as of the date hereof, Onsite represents and warrants to the LTS Shareholders as follows:

     3.1 ORGANIZATION. Onsite is a corporation duly organized, validly existing, duly qualified or licensed to do business and in good standing under the laws of the jurisdiction of its incorporation and in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on Onsite and its subsidiaries, taken as a whole.

     3.2 CAPITALIZATION. The authorized capital stock of Onsite consists of 24,000,000 shares of Onsite Common Stock, consisting of 23,999,000 shares of Class A Common Stock, $.001 par value per share (the "Common Stock"), and 1,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Common"), and 1,000,000 shares of preferred stock, par value $.001 per share (the "Onsite Preferred Stock"). As of the date hereof, (i) 15,512,372 shares of Onsite Common Stock were issued and outstanding, (ii) no shares of Class B Common were issued and outstanding, (iii) 208,205 shares of Series C Convertible Preferred Stock were issued and outstanding (iv) options ("Onsite Options") to acquire approximately 3,200,000 shares of Onsite Common Stock were


<PAGE14>


outstanding under the employee stock option plans of Onsite, and (v) 3,300,000 shares of Onsite Common Stock were reserved for issuance pursuant to the employee stock option plans of Onsite and all other employee benefit plans of Onsite. All of the issued and outstanding shares of Onsite Common Stock and Preferred Stock are validly issued, fully paid and nonassessable.

     3.3   CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; ONSITE ACTION.

           (a) Onsite has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Onsite of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Onsite's Board of Directors and no other corporate action on the part of Onsite or its shareholders is necessary to authorize the execution and delivery by Onsite of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Onsite and constitutes a valid and binding obligation of Onsite enforceable against Onsite in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           (b) The Board of Directors of Onsite has duly and validly approved and taken all corporate action required to be taken by such Board of Directors for the consummation of the transactions contemplated by this Agreement. Onsite's purchase is not a transaction that constitutes a change in control under any of Onsite's stock option or any other benefit plans in which any employee of Onsite or any of its subsidiaries participates.

     3.4   CONSENTS  AND  APPROVALS;  NO  VIOLATIONS.   Except as disclosed  in
Section 3.4 of the Disclosure Schedule, attached to this Agreement as Exhibit B2, and for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), neither the execution, delivery, or performance of this Agreement, nor the consummation by Onsite of the transactions contemplated hereby nor compliance by Onsite with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or similar organizational documents of Onsite, (ii) require any filing with, or permit, authorization, consent, or approval of, any court, arbitral tribunal, administrative agency, or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, or require any consent or waiver under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, guarantee,


<PAGE15>


other evidence of indebtedness, lease, license, contract, agreement (including, without limitation, project or customer agreements) or other instrument or obligation to which Onsite or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "Onsite Agreement"), or (iv) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Onsite, any of its subsidiaries or any of their properties or assets, except in the case of clause (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings, or where such violation, breaches, or defaults or the failure to obtain such consents or waivers would not, individually or in the aggregate, have a material adverse effect on Onsite and its subsidiaries, taken as a whole, and will not materially impair the ability of Onsite to consummate the transactions contemplated hereby.

     3.5 SEC REPORTS AND FINANCIAL STATEMENTS. Onsite has filed with the SEC, and has heretofore made available to LTS, true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it and its subsidiaries since January 1, 1997, under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Onsite SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, Onsite SEC Documents, including, without limitation, any financial statements or schedules included therein, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in Onsite SEC Documents have been prepared from, and are in accordance with, the books and records of Onsite and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of Onsite and its consolidated subsidiaries as at the dates thereof or for the periods presented therein. Onsite maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets;
(iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.6 ABSENCE OF CERTAIN CHANGES. Except to the extent disclosed in (a) Onsite SEC Documents filed prior to the date of this Agreement or (b) Section
3.6 of the Disclosure Schedule, since June 30, 1997, Onsite and its subsidiaries have conducted their respective businesses and operations


<PAGE16>


consistent with past practice only in the ordinary and usual course. From June 30, 1997, through the date of this Agreement, there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Onsite and its subsidiaries, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Onsite or of any of its subsidiaries; or (iii) any change by Onsite or any of its subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP.

     3.7 NO UNDISCLOSED LIABILITIES. Except (a) as reflected on Onsite's consolidated balance sheet for the fiscal year ended June 30, 1997, (b) to the extent disclosed in Onsite SEC Documents filed prior to the date of this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice and not in excess of $400,000 in the aggregate since June 30, 1997, and (d) as disclosed in Section 3.7 of the Disclosure Schedule, neither Onsite nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have or would be reasonably likely to have, material adverse effect on Onsite and its subsidiaries taken as a whole or would be required to be reflected or reserved against on a consolidated balance sheet of Onsite and its subsidiaries (including the notes thereto) prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of Onsite and its subsidiaries as of June 30, 1997.

IV.   COVENANTS

     4.1   INDEMNIFICATION.   Exhibit  C  lists  contractual  obligations   and
liabilities relating to LTS which have been incurred in the name of or guaranteed individually by the LTS Shareholders. Title to the three listed trucks will be transferred to LTS, and the related debt obligations shall be transferred to LTS or shall be paid in full, promptly after the Closing. Onsite agrees to promptly use its best efforts to cause such other personal obligations and guarantees as set forth in Exhibit C to be released or canceled, to the extent that creditors allow, and to indemnify and defend the LTS Shareholders against any liabilities, losses, damages or expenses they may incur as a result of such contractual obligations and liabilities.

     4.2   EMPLOYEE  BENEFIT  PLANS.   LTS  shall  continue  to administer  the
Employee  Benefit  Plans  in place prior to the Closing Date, as  disclosed  in
Section 2.14 of the Disclosure Schedule, attached hereto.

     4.3 DIRECTORS OF LTS. The directors of LTS, from and after the Closing Date, shall be Richard T. Sperberg, Frank Mazanec and Audrey Nelson Stubenberg, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation, or removal in accordance with the Articles of Incorporation and Bylaws of LTS. Each of Royal and Aldrich shall also continue to be a director of LTS until March 31, 1999 or until he is no longer an employee of LTS, whichever is earlier.


<PAGE17>


     4.4 OFFICERS OF LTS. From the Closing Date until at least March 31, 1999, or until each is no longer an employee of LTS, whichever is earlier, Royal shall hold the offices of President and Chief Operating Officer, and Aldrich shall hold the offices of Vice President and Responsible Managing Officer. From the Closing Date, Richard T. Sperberg shall serve as Chairman of the Board, Chief Executive Officer and Treasurer, and Audrey Nelson Stubenberg shall serve as Secretary, until their successors have been appointed. LTS will be operated as a wholly-owned subsidiary of Onsite. Until at least March 31, 1999, LTS will continue its operations as a separate company as now conducted by LTS with the same staff levels, lines of authority, policies, procedures and officer duties, except as otherwise agreed upon by the LTS Shareholders and Onsite. If for two consecutive calendar quarters LTS falls below 75% of the currently approved quarterly projections of revenues and net income for the period from April 1, 1998 until March 31, 1999, as attached hereto as Exhibit D, or such quarterly projections approved by a majority of the directors of LTS for future periods, Onsite may take appropriate corrective actions. The rights and duties of the LTS officers shall be as set forth in their employment agreements with LTS, attached to this Agreement.

     4.5   ADDITIONAL AGREEMENTS.

           (a)  EMPLOYMENT  AGREEMENTS.   Royal  and  Aldrich   shall   execute
employment agreements with LTS, in the forms attached hereto as Exhibit E and Exhibit F, respectively.

           (b) LOANS FROM ONSITE TO LTS. Onsite agrees to loan up to $100,000 to LTS to satisfy the obligations of LTS as set forth in Exhibit G attached hereto. Such loan shall be due April 1, 1999, accrue interest at prime rate plus 2%, adjusted quarterly, have quarterly payments of accrued interest, and shall otherwise be subject to any other terms and conditions as negotiated between Onsite and LTS.

           (c) PAYROLL LOANS FROM ONSITE TO LTS. Onsite agrees to issue to LTS an internal revolving credit line for up to $100,000 outstanding principal at any time for the sole purpose of meeting the payroll obligations of LTS. Such line shall accrue interest at no more than prime rate plus 2%, adjusted quarterly, have quarterly payments of accrued interest and be subject to any other terms and conditions as negotiated between Onsite and LTS. This credit line shall be in addition to the loan available pursuant to Section 4.5(b) above.

           (d) BUSINESS PLAN. To the extent the officers of LTS find it in the best interest of LTS to expand its marketing and sales effort, the officers shall develop a reasonable Business Plan in sufficient detail to allow the Board to reasonably project the impact of the proposal on the cashflow, income statement and balance sheet of LTS. Further, the Board of LTS shall approve the implementation of the Business Plan so long as the Business Plan does not project aggregate expenses for such additional marketing and sales effort of more than $250,000, and does not have a negative impact on the projected earnings of LTS.


<PAGE18>


           (e) BONDING CAPACITY. To the extent that Onsite is capable of obtaining bonding under terms and conditions similar to the bonding which it presently secures, and the bonding for existing or otherwise identified projects will not be disrupted, Onsite agrees to provide and indemnify for bonding capacity for the pursuit of bonded business for LTS.

           (f)  TAX  ELECTION.   The  parties  agree  that  no elections  under
Section 338 of the Internal Revenue Code of 1986, as amended, will be filed in connection with the acquisition of the LTS Shares by Onsite.

           (g) AUDIT OF LTS FINANCIAL STATEMENTS. It is agreed that the LTS financial statements will be audited by Onsite's auditors at Onsite's expense. The costs of such audit will not be taken into account in determining the Income Eligible for Earn-Out.

     4.6 CONSENTS AND APPROVALS. Each of the LTS Shareholders and Onsite will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information in connection with any necessary approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective subsidiaries in connection with this Agreement, and the transactions contemplated hereby. Each of the LTS Shareholders and Onsite will, and will cause its respective subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Onsite or any of its subsidiaries in connection with the taking of any action contemplated by this Agreement.

     4.7 COOPERATION. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise (including, without limitations, such actions as may be required to be taken under applicable state securities or blue sky laws in connection with the issuance of the Onsite Shares as contemplated hereby), or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the purchase and sale of the LTS Shares and the other transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements to which it is a party, the parties shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

     4.8 NOTIFICATION OF CERTAIN MATTERS. The LTS Shareholders shall give prompt notice to Onsite and Onsite shall give prompt notice to the LTS Shareholders, of the occurrence or non-occurrence of any event the occurrence


<PAGE19>


or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date. Any such event which occurs after the execution of this Agreement and is so disclosed before the Closing or in the disclosing party's Closing certificate under Section 1.6 will not cause the disclosing party to be in default or breach of this Agreement, but shall entitle the nondisclosing party to terminate this Agreement as if such event constituted a default for purposes of Section 5.1.

V.   TERMINATION

     5.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, if either Onsite or the LTS Shareholders materially default in the due and timely performance of any of its or their warranties, covenants, or agreements under this Agreement, the non-defaulting party may on the Closing Date give notice of termination. The termination shall be effective five days after the Closing Date, unless the specified defaults have been cured.

     5.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 5.1 above, this Agreement shall become null and void, and there shall be no liability on the part of Onsite or the LTS Shareholders hereunder except (a) for breach of this Agreement, and (b) as set forth in Section 6.1 below.

VI.  MISCELLANEOUS

     6.1 FEES AND EXPENSES. Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     6.2   FINDERS' FEES.

           (a) There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of either of the LTS Shareholders who might be entitled to any fee or commission from LTS upon consummation of the transactions contemplated by this Agreement.

           (b) There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Onsite or any of its subsidiaries who might be entitled to any fee or commission from Onsite or any of its subsidiaries upon consummation of the transactions contemplated by this Agreement.

     6.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the LTS Shareholders and Onsite contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions called for by this Agreement for a period of 2 years from the date of this Agreement unless a lesser time period is specified.


<PAGE20>


     6.4   INDEMNIFICATION.

           (a) By LTS Shareholders. The LTS Shareholders covenant and agree to defend, indemnify and hold harmless Onsite and each of its officers, directors, employees, agents, advisors and shareholders and affiliates, as such persons existed prior to the Closing Date (collectively, the "Onsite
Indemnitees") from and against, any loss, liability, damage or expense (including reasonable attorneys' fees and costs) which any Onsite Indemnitee may suffer, sustain or become subject to as a result of a breach of any representation or warranty or covenant by the LTS Shareholders contained in this Agreement.

           (b) By Onsite. Onsite covenants and agrees to defend, indemnify and hold harmless the LTS Shareholders and each of their agents, advisors and affiliates, as such persons existed prior to the Closing Date (collectively, the "LTS Indemnitees") from and against any loss, liability, damage or expense (including reasonable attorneys' fees and costs) which any LTS Indemnitee may suffer, sustain or become subject to, as a result of a breach of any representation, warranty or covenant by Onsite contained in this Agreement.

     6.5 NOTICES. All notices or other communications required hereunder shall be in writing and shall be sufficient in all respects and shall be deemed delivered after 3 days if sent via registered or certified mail, postage prepaid; the next day if sent by overnight courier service; or one business day after transmission, if sent by facsimile to the following (or at such other address for a party as shall be specified by like notice):

           (a)  if to Onsite:

                Onsite Energy Corporation
                701 Palomar Airport Road, Ste. 200
                Carlsbad, CA  92009
                Attn: Richard T. Sperberg
                Telephone No.:   (760) 931-2400
                Facsimile No.:   (760) 931-2952

           with a copy to:

                Bartel Eng Linn & Schroder
                300 Capitol Mall, Suite 1100
                Sacramento, CA 95814
                Attn: Scott E. Bartel, Esq.
                Telephone No.:   (916) 442-0400
                Facsimile No.:   (916) 442-3442

           (b)  if to the LTS Shareholders, to:

                Lighting Technology Services, Inc.
                1715 East Wilshire Avenue


<PAGE21>

                Santa Ana, CA  92705
                Attn: Russell William Royal and Keith Aldrich
                Telephone No.:   (714) 550-7223
                Facsimile No.:   (714) 550-7226

           with a copy to:

                Call, Clayton & Jensen
                610 Newport Center Drive, suite 700
                Newport Beach, CA  92660
                Attn: Jon E. Jensen, Esq.
                Telephone No.:   (714) 717-3000
                Facsimile No.:   (714) 717-3100

     6.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein and that certain letter dated April 2, 1998) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

     6.7 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     6.8 BINDING ARBITRATION. Any claim, dispute, or controversy arising out of this Agreement, or breach thereof, shall be resolved by submission to binding arbitration.

           (a) Arbitration Notice. The arbitration shall commence upon any party sending to any other party to this Agreement a notice in writing (the "Arbitration Notice") demanding arbitration and specifying the issue(s) to be arbitrated and all relief sought (the "Arbitration Matter").

           (b)  Selection of Arbitrators.

                (i) The parties, or their legal representatives, may agree in writing upon a sole arbitrator.

                (ii) In the event they cannot so agree each side shall, within fifteen (15) days after the giving of the Arbitration Notice, furnish a list of acceptable arbitrators consisting of attorneys at law. From the combined lists of acceptable arbitrators, each side may reject all but one arbitrator. The remaining acceptable arbitrators shall constitute a new list and the process shall be repeated until three (3) acceptable arbitrators are designated who shall constitute the "Arbitration Panel."


<PAGE22>


                (iii) If three (3) acceptable arbitrators are not appointed within thirty (30) days after giving the Arbitration Notice, the Superior Court of the State of California for the County of San Diego shall, upon the filing of a petition by any of the parties hereto pursuant to the provisions of California Code of Civil Procedure Section 1281.6 (or any successor section), and after a hearing at which all parties are afforded an opportunity to be present and be heard, select a third neutral arbitrator, from a list of five
(5) persons obtained by the court from the parties jointly or, if they cannot agree, from the San Diego County office of the American Arbitration Association, to join each of the party-appointed arbitrators resulting from
Section 6.8(b)(ii) above to constitute the Arbitration Panel.

           (c) Books and Records. The parties agree to make available to the Arbitration Panel all books, records, schedules, and other information requested by it. Such matters are to be made available to the Arbitration Panel at such times as are deemed necessary by it to make its decision as herein provided. The Arbitration panel shall have all those powers set forth in Section 1282.6 of California Code of Civil Procedure including, but not limited to, those powers relating to the production of books, records, documents and other evidence.

           (d) Discovery. The parties may conduct such discovery, and the Arbitration Panel shall have such discovery powers, as are set forth in the California Code of Civil Procedure Section 1283.05. The Arbitration Panel shall be empowered to grant all provisional relief permitted by the California Code of Civil Procedure. In addition to all other arbitration rights hereby provided, the provisions of Sections 1282.2, 1282.4 and 1282.6 of the California Civil Code shall apply. In addition to any and all arbitration rights hereby provided, the arbitration proceedings and discovery shall be conducted pursuant to Sections 1282 et seq. of California Code of Civil Procedure, including, without limitation, the provisions of Sections 1282.2, 1282.4, 1283 and 1283.5.

           (e) Enforcement. Enforcement of the Arbitration Panel's award shall be effected pursuant to California Civil Code Sections 1281 et seq. However, the provisions of California Code of Civil Procedure Section 1281.8 shall not apply and the Arbitration Panel shall be specifically empowered to grant all provisional remedies permitted under the California Code of Civil Procedure.

           (f) Location. The arbitration shall take place in the County of San Diego, State of California, at a time and place selected by the Arbitration Panel. Notice in writing of such time and place shall be given by the Arbitration Panel to each party at least thirty (30) days prior to the date so fixed.

           (g) Time Periods. The Arbitration Panel shall diligently, expeditiously, and in good faith hear and decide the Arbitration Matter under consideration, within the limits and subject to the standards set forth in this Agreement. In any event, such decision shall be rendered not later than thirty
(30) days after the arbitration hearing is conducted.  (i) If there is only one
(1) arbitrator, his/her decision shall be final and binding. (ii) If there are three (3) arbitrators, the agreed decision of any two (2) of them shall be


<PAGE23>


final and binding. (iii) If a neutral third arbitrator was appointed pursuant to Section 6.8(b)(iii) above, and the two (2) party-appointed arbitrators are unable to agree upon a decision, the decision of the neutral third arbitrator shall be final and binding.

           The Arbitration Panel shall prepare an award in writing which reflects the final decision of the Arbitration Panel and a copy of same shall be delivered to each party hereto. Judicial confirmation, correction, or vacation of the decision of the Arbitration Panel shall be sought only in the San Diego County Superior Court, which judgment may be enforced and shall be accorded full faith and credit in any court of competent jurisdiction, including any jurisdiction in which is located any real property which is the subject matter of the dispute.

           (h)  Binding   Effect.    The  arbitration  award  shall  be  final,
conclusive and binding on all parties thereto and shall be non-appealable. The costs of the arbitrators shall be borne by the losing party.

     6.9 ATTORNEYS FEES. In the event of any action, suit, arbitration or dispute arising out of this Agreement, or the parties' performance as outlined herein, the prevailing party shall be entitled to an award of costs, including an award of reasonable attorneys' fees.

     6.10 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

     6.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     6.12 LTS SHAREHOLDERS' LIABILITIES. With respect to any liability of the LTS Shareholders to Onsite based on the representations, warranties and covenants made by the LTS Shareholders in this Agreement:

           (a) Each LTS Shareholder's individual liability to Onsite shall be limited to one-half ( 1/2 ) of the total liability of the LTS Shareholders.

           (b) Each LTS Shareholder's individual total liability to Onsite shall not exceed the total value of the consideration received by such LTS Shareholder for his LTS Shares. For this purpose, the Onsite shares received by such LTS Shareholder at the Closing shall be valued at the greater of (i) $0.75 per share, or (ii) the average closing price of Onsite's Class A Common Stock for the twenty (20) business days preceding the Closing, and any Earn-Out


<PAGE24>


Shares received by such LTS Shareholder shall be valued at the average closing price of Onsite's Class A Common Stock for the twenty (20) business days preceding March 31, 1999.

           (c) The Shareholders shall have no such liability to Onsite based on a loss, liability or payment of LTS or Onsite to the extent that Onsite or LTS receives a payment on account of the loss, liability or payment under any of its insurance policies from a third party insurer. If such an insurance payment is made and an LTS Shareholder has previously made a payment to Onsite which would not have been required under this paragraph if the insurance payment had been made before the payment by the LTS Shareholder, Onsite will reimburse the LTS Shareholder for such payment by the LTS Shareholder.

           (d) The LTS Shareholders will have no such liability to Onsite until the aggregate amount of such liability exceeds $50,000. If such aggregate liability exceeds $50,000, the LTS Shareholders will be liable for the total liability in excess of $50,000. However, if any individual liability exceeds $50,000, the LTS Shareholders will be liable for the entire amount of such liability, and such liability will not be taken into account for purposes of the first two sentences of this paragraph 6.12(d).

     6.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ONSITE ENERGY CORPORATION:
                                 By: RICHARD T. SPERBERG
                                      Richard T. Sperberg,
                                      Chief Executive Officer


ROYAL:                           RUSSELL WILLIAM ROYAL
                                 Russell William Royal


ALDRICH:                         KEITH ALDRICH
                                 Keith Aldrich